Seligman
Select Municipal Fund                                             March 31, 2004

FUND OBJECTIVE AND STRATEGY

Seligman Select Municipal Fund seeks to provide a high level of current income exempt from federal income taxes, consistent with preservation of capital and with consideration given to opportunities for capital gain. The Fund invests only in investment-grade tax-exempt municipal bonds.

PORTFOLIO MANAGEMENT

Portfolio Managers:
Thomas G. Moles and Eileen Comerford

Investment Team:
Seligman Municipal Team

TOP FIVE HOLDINGS(1)

Jefferson County, AL Sewer Rev.
  (Capital Improvement Warrants) ........................................   4.8%

NY State Energy Research & Development
  Authority Electric Facilities Rev.
  (Consolidated Edison Co. NY Inc.) .....................................   4.6

Philadelphia, PA Airport Rev. ...........................................   4.5

King County, WA Sewer GOs ...............................................   4.5

NY State Thruway Authority General Rev. .................................   4.5

Total ...................................................................  22.9

FUND SNAPSHOT

Inception                                 1991
NYSE Symbol                               SEL
NAV Symbol                                XSELX
Average Weighted Maturity                 19.7 years
AMT Exposure(2)                           50%
Duration(3)                               3.0 years

QUALITY COMPOSITION(1)

  [THE FOLLOWING TABLE WAS REPRESENTED BY A PIE CHART IN THE PRINTED MATERIAL.]

                        AAA      AA      A       BBB
                        86%      4%      8%      2%

BOND CALLS(1)

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

           13%       24%       12%        9%         10%       18%
          2004      2005      2006       2007       2008      2009

PRICE-PER-SHARE

                                        Current      52 Week High    52 Week Low
Net Asset Value                         $12.09         $12.59          $11.77
Market Price                            $11.20         $11.70          $10.48
Premium/(Discount)                       (7.36)%        (6.50)%        (12.30)%

AVERAGE ANNUAL TOTAL RETURNS

                                        1 Year         5 Years         10 Years
Net Asset Value                           6.08%          6.56%           7.14%
Market Value                             10.37           5.29            6.18

IMPORTANT PERFORMANCE INFORMATION

Performance data quoted herein represents past performance. Past performance does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than the performance data quoted. Total returns of the Fund as of the most recent month-end will be made available at www.seligman.com by the seventh business day following that month-end.

Performance data quoted does not reflect the deduction of taxes that investors may pay on Fund distributions or on the sale of fund shares. Rates reflect changes in the market price or net asset value, and assume reinvestment of all distributions.

(1) The Fund is actively managed and its holdings are subject to change. For a complete listing of the Fund's securities, please contact your finan-cial advisor for the Fund's most recent shareholder report.

(2) Investment income subject to the federal alternative minimum tax. A portion of income may be subject to state taxes. Capital gain distributions are subject to federal, state, and local taxes.

(3) Duration, an indication of price sensitivity, is the change in the value of the portfolio that will result from a 1% change in interest rates.

             NOT FDIC INSURED o NOT BANK GUARANTEED o MAY LOSE VALUE

Seligman
Select Municipal Fund                                             March 31, 2004

FOR MORE INFORMATION

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. The Fund is a closed-end investment company and its common stock is listed on the New York Stock Exchange.

PER SHARE (QUARTER ENDED 3/31/04)

Gross Income                                                             $0.222
Expenses                                                                 $0.039
Common Dividends                                                         $0.173
Preferred Dividends                                                      $0.015
Undistributed Net Investment Income                                     ($0.005)
Current Monthly Dividends                                               $0.0575
SEC Yield as of 3/31/04                                                    2.62%

Current yield, representing the annualized yield (after dividends on Preferred Stock) for the 30-day period ended March 31, 2004, has been computed in accordance with SEC regulations, and will vary.

ASSETS ($)

Common                                                             $160,454,096
Preferred                                                           $75,000,000
Net Investment                                                     $235,454,096
Leverage % of common assets                                                  47%
Leverage % of net investment assets                                          32%

The use of leverage increases risks for holders of Common Stock, including increasing the volatility of both the net asset value and market price of the Common Stock. Fluctuations in the dividend rates on the Preferred Stock, or interest paid on borrowings, will affect the rate of return to holders of Common Stock. There can be no assurance that the Fund will be able to realize a higher rate of return on its investment portfolio than the then-current dividend rate on the Preferred Stock or interest on borrowed money.

A WORD ABOUT RISK

The net asset value of shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. The Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.

Fixed-income securities owned by the Fund are subject to interest-rate risk, credit risk, prepayment risk, and market risk. US government bonds are guaranteed by the US government, and, if held to maturity, all such bonds offer both a fixed rate of return and fixed principal value. An investment in the Fund is not insured or guaranteed by the US government.

To the extent that the Fund concentrates its investments in municipal securities issued by a single state and its municipalities, specific events or factors affecting a particular state may have an impact on the municipal securities of that state without affecting the municipal market in general.

             NOT FDIC INSURED o NOT BANK GUARANTEED o MAY LOSE VALUE

CESEL 3/04                                               SELIGMAN ADVISORS, INC.